UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[X]	Soliciting Material Pursuant to §240.14a-12

Secured Investment Resources Fund, L.P. II
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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SECURED INVESTMENT RESOURCES

2540 W. Pennway, 2nd Floor
Kansas City, MO 64108
(816) 353-6500    (816) 353-6579 – Fax    (800) 255-0037

June 16, 2004

To the Holders of Units in

Secured Investment Resources, L.P. II:

      Re: Investment in Secured Investment Resources, L.P. II (the “Partnership”)

This letter is being sent to all Holders of Units in the Partnership by and on behalf of James R. Hoyt and Secured Investment Resources, Inc. II, a Missouri corporation (each, a “General Partner” of the Partnership and together, the “General Partners”), to inform you of the General Partners’ intent to solicit the consent of the Limited Partners to sell all of the Partnership’s real property and interests in real estate and to liquidate and terminate the Partnership. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Agreement of Limited Partnership dated September 25, 1986 (the “Agreement” or “Partnership Agreement”).

General Partners’ Proposals; Required Vote

The General Partners will be seeking a Majority Vote, in accordance with Paragraph 16.2 of the Agreement, in favor of their proposals to sell all of the Partnership’s real property and interests in real estate and distribute the net proceeds from those sales in connection with the liquidation and termination of the Partnership. If the requisite consent of the Limited Partners is obtained, those assets will be sold and the net proceeds distributed to the Holders of Units in accordance with the terms of the Agreement.

There are 53,661 outstanding Units, of which 62, approximately 0.12%, are held by James R. Hoyt as an Assignee of Record. Only Limited Partners will be entitled to vote on the proposals. A Majority Vote is a vote by the Limited Partners holding more than 50% of the Total Outstanding Units. Assignees and Assignees of Record are not entitled to vote. The General Partners also hold four (4) Units. The General Partners’ Units will not be counted toward the Majority Vote required in favor of the proposals.

Sale of Assets and Interest; Distributions

Each real property and each interest in real estate owned by the Partnership will be appraised prior to sale, marketed and sold in an orderly fashion. No property will be sold for less than its appraised value. The General Partners believe this approach is consistent with their duty under Paragraph 20.2 of the Agreement to dispose of the Partnership’s properties for “fair value”. One property, Sunwood Apartments, is currently under contract for sale at a price that is $2.5 million greater than its value as reflected in a draft appraisal recently prepared by Cushman & Wakefield. The contract for sale is between the Partnership and an entity not affiliated with the Partnership or either of the General Partners.

From the gross proceeds of the sales of the Partnership’s real property and interests in real estate, the expenses associated with those sales payable to third parties will be deducted, the General Partners will reserve amounts to cover the legal, accounting and other costs of the proxy statement preparation and solicitation process, and the net proceeds will be distributed to the Holders of Units in accordance with the Agreement. The General Partners will not be paid any fees as a result of the sale of any Partnership real property or interest in real estate.

Advance to General Partner

In addition to the Partnership’s real estate assets, James R. Hoyt owes the Partnership an advance of approximately $2.5 million. The terms of repayment of that advance will be addressed in the proxy statement circulated in connection with the proposed sale of assets and termination and liquidation of the Partnership.

Your General Partners believe it is in the best interests of all Holders of Units to sell all Partnership real property and interests in real estate and to liquidate and terminate the Partnership. Your General Partners believe that the best interests of all Holders of Units will also be served by having the current General Partners, that are familiar with the Partnership’s assets, oversee the sale of the Partnership’s properties and the subsequent liquidation and termination of the Partnership.

Your General Partners do not support the solicitation of consents of the Limited Partners currently in progress to replace your General Partners. Your General Partners urge any Limited Partners who have executed a proxy in favor of removing your General Partners to revoke that proxy. Your General Partners believe that the proposals contained in the proxy solicitation of the Limited Partners by Everest Properties II, LLC and Millenium Management, LLC currently underway are not in accordance with the terms of the Partnership Agreement and that any vote by the Limited Partners pursuant thereto will be ineffective.

If you have questions regarding this letter, please contact your General Partners.

Very truly yours,
James R. Hoyt	Secured Investment Resources, Inc.
General Partner	General Partner

By: James R. Hoyt
President

IMPORTANT INFORMATION

James R. Hoyt and Secured Investment Resources, Inc. II plan to file a proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies from the Limited Partners of the Partnership relating to the sale of assets and liquidation and termination of the Partnership. LIMITED PARTNERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents, will be available, for free at www.sec.gov. You may also obtain a free copy of the proxy statement by contacting Investors Services at 1-800-255-0037.

The participants in this solicitation are the General Partners and the Partnership. Secured Investment Resources, Inc. II is wholly owned by James R. Hoyt. James R. Hoyt owns 62 Units in the Partnership as an Assignee of Record. Neither these Units nor the four (4) Units owned collectively by the General Partners will be voted in favor of the General Partners’ proposals and will not be counted toward the Majority Vote that will be required to approve the General Partners’ proposals.